EXHIBIT 99(a)

Oxford Health Plans Reports Second Quarter 2003 Results

•	Earnings per share of $0.85 for the quarter

•	Successfully completed $450 million bank loan financing

•	Completed funding of securities litigation settlement

Trumbull, CT, August 5, 2003—Oxford Health Plans, Inc. (NYSE: OHP) announced today net income of $72.5 million, or $0.85 per diluted share, for the quarter ended June 30, 2003, compared to $52.9 million, or $0.58 per diluted share, for the prior year quarter. The 2002 results include pretax charges of $26.5 million, or $0.17 per share after tax, related to a contract termination and reduction in the carrying value of an investment. Second quarter run rate earnings were $0.86 per share in 2003 compared to $0.68 per share in 2002. See Exhibit 1 of this release for a reconciliation of earnings reported under generally accepted accounting principles to run rate earnings for the second quarter of 2003 compared to 2002.

Oxford’s CEO and President, Charles G. Berg, commented on the results, “Oxford achieved strong financial results in the second quarter as we continue to introduce new products that provide a wider array of choice for employers and their employees, while at the same time remaining disciplined in premium pricing. As we move forward, we will stay focused on practical innovation, active engagement in our marketplace and disciplined execution throughout our business.”

Business Highlights

Membership: Total fully insured commercial membership ended the quarter at 1.457 million members compared to 1.481 million members at the end of March 2003 and 1.470 million members in the second quarter of 2002. Year to date, Oxford commercial membership has declined approximately 5 thousand members while MedSpan membership has declined approximately 18 thousand members. Medicare membership increased modestly during the second quarter, ending the period at 70,900 members.

Premium Revenue: Premium revenue increased 10.7% in the second quarter, to $1.33 billion, compared to the second quarter of 2002. Commercial premiums increased 11.3% to $1.17 billion compared to $1.06 billion in the second quarter of 2002. This premium growth was due to a 0.3% increase in commercial member months and a net premium yield increase of approximately 10.9%. For the first six months of 2003, net per member per month commercial premium yields increased approximately 10.7% over the same period for 2002. Medicare premiums, which represented 11.8% of total premiums in the current quarter, increased 6.7% to $157.4 million compared to $147.5 million in the second quarter of 2002.

Investment and Other Income, net: Investment and other income, net, was $26.6 million compared to $14.0 million in the second quarter of 2002. The second quarter of 2002 included an $11 million valuation reduction in the Company’s previous investment in MedUnite. The net pre-tax yield on the Company’s investment portfolio was approximately 3.4% during the second quarter of 2003 compared to approximately 4.7% during the second quarter of 2002.

Health Care Services Expense: Health care services expense was $1.088 billion compared to $976.8 million in the second quarter of 2002. During the second quarter of 2003, reported net per member per month commercial medical costs increased approximately 10.7% compared to the second quarter of 2002. For the first six months of 2003, reported net per member per month commercial medical costs increased approximately 9.6% from the same period in 2002.

Net favorable development of prior period medical reserves was $1.8 million during the second quarter of 2003 compared to approximately $11.2 million in the second quarter of 2002. For the first six months of 2003, net favorable development of prior period medical reserves was $12.3 million compared to $14.3 million for the same period in 2002.

Marketing, General and Administrative (MG&A) Expenses: MG&A expenses were $144.7 million, resulting in an administrative loss ratio of 10.8% for the second quarter of 2003 compared to $152.0 million and a 12.6% administrative loss ratio in the second quarter of 2002. The second quarter of 2002 included a charge of $15.5 million related to the termination of a computer systems outsourcing contract. Broker commissions and premium taxes accounted for $47.5 million, or 32.8%, of total MG&A expenses in the second quarter of 2003, compared to $40.9 million, or 26.9%, of MG&A expenses in 2002. The increase in these items as a percentage of overall MG&A expenses is the result of changes in product mix between the two periods and increases in New York State premium tax rates. Excluding the increase in these expense items and the contract charge in 2002, the Company’s MG&A expenses increased 1.6% over the second quarter of 2002.

Medical Costs Payable: Medical costs payable were $696.6 million as of June 30, 2003, compared to $674.9 million at March 31, 2003, and $618.6 million at December 31, 2002. The $21.7 million increase from the first quarter was due to net increased levels of IBNR and unpaid claims reserves of $25.8 million offset by reductions in other medical cost liabilities. Days in medical costs payable were 59.4 days at June 30, 2003, approximately one half day below the level at March 31, 2003.

Cash Flow: Cash flow used in operations was $158.8 million in the current quarter compared to cash flow provided from operations of $133.6 million for the second quarter of 2002. The current quarter’s cash flow was reduced by the net payment of $211 million for the settlement of the 1997 securities class action litigation and related legal costs. Operating cashflows in the second quarter were also reduced by the prepayment of approximately $43 million in income taxes resulting from the timing of tax deductions related to funding the securities litigation settlement.

Parent Cash Balances: As of June 30, 2003, the parent company had approximately $256 million of free cash and investments. During the second quarter of 2003, the parent company received dividends of $117.5 million from its New York and Connecticut regulated subsidiaries.

Interest and Other Financing Charges: During the second quarter of 2003, the Company completed financings for a new $400 million 6-year term loan and a $50 million 5-year revolving credit facility. The Company used the financings to repay its former term loan and wrote-off approximately $3.4 million of deferred financing costs as a result of the prepayment. Total financing costs, including this write-off, were $7.2 million for the second quarter of 2003 compared to $2.8 million in the second quarter of 2002.

Share Repurchase Program: During the quarter, the Company repurchased 636,900 shares for $21.7 million at an average price of $34.04 per share. The Company has repurchased 21.3 million shares for $663.3 million since the inception of its share repurchase program in the third quarter of 2001. The Company has remaining repurchase authority of approximately $86.7 million under its share repurchase program that expires at the end of 2003.

Conference Call and Webcast

As previously announced, the Company will hold a conference call today at 9:00 am (Eastern Time) to review the results of the second quarter and to discuss management’s outlook for the remainder of 2003. The public is invited to listen to this conference call by dialing 1-888-677-8170 (using the password “Oxford”) at least 10 minutes prior to the start of the call. Individuals who dial in will be asked to identify themselves and their affiliations. Investors, analysts and the public are also invited to listen to the conference call over the Internet by visiting our website at www.oxfordhealth.com. To listen to this call live on the Internet, visit the investor page of Oxford’s Web site at least 20 minutes early (to download and install any necessary audio software).

About Oxford

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s services include traditional health maintenance organizations, point-of-service plans, Medicare plans and third party administration of employer-funded benefits plans. More information about Oxford Health Plans, Inc. is available at www.oxfordhealth.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements concerning the Company’s strategy, including its introduction of new products and continuing focus on innovation, active engagement and disciplined pricing and other statements contained herein regarding matters that are not historical facts, are forward-looking statements as defined in the Securities Exchange Act of 1934; and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	Changes in federal or state regulation relating to health care and health benefit plans, including proposed patient protection legislation and mandated benefits.

•	The state of the economy.

•	Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans and new drugs and technologies.

•	Competitive pressure on the pricing of the Company’s products, including acceptance of premium rate increases by the Company’s commercial groups.

•	Higher than expected administrative costs in operating the Company’s business and the cost and impact on service of changing technologies.

•	The ability of the Company to maintain risk transfer, risk sharing, incentive and other provider arrangements and the resolution of existing and future disputes over the reconciliations and performance under such arrangements.

•	Any changes in the Company’s estimates of its medical costs and expected cost trends.

•	The impact of future developments in various litigation including the periodic examination, investigation and review of the Company by various federal and state authorities.

•	The Company’s ability to renew existing members and attract new members.

•	The Company’s ability to develop processes and systems to support its operations and any future growth and administer new health care benefit designs.

•	Any future acts or threats of terrorism or war.

•	Those factors included in the discussion under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Part I, Item 2, of the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003.

Investor Contacts: Gary Frazier (203) 459-7331 Jon Green (203) 459-6674	Media Contact: Maria Gordon-Shydlo (203) 459-7674

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Income Statements

For the Three and Six Ended Months June 30, 2003 and 2002

(In thousands, except per share, per member per month and membership highlights data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Premiums earned	$1,331,330	$1,202,593	$2,641,790	$2,346,737
Third-party administration, net	2,995	4,660	6,112	8,484
Investment and other income, net	26,600	13,991	58,155	35,155

Total revenues	1,360,925	1,221,244	2,706,057	2,390,376

Expenses:
Health care services	1,088,302	976,764	2,122,411	1,891,205
Marketing, general and administrative	144,710	151,979	286,960	282,167
Litigation charge for settlement, net	—	—	45,000	—
Interest and other financing charges	7,215	2,760	9,443	5,968

Total expenses	1,240,227	1,131,503	2,463,814	2,179,340

Earnings before income taxes	120,698	89,741	242,243	211,036
Income tax expense	48,222	36,868	96,842	86,720

Net earnings	$72,476	$52,873	$145,401	$124,316

Earnings per common share–basic	$0.87	$0.60	$1.74	$1.42

Earnings per common share–diluted	$0.85	$0.58	$1.71	$1.35

Weighted-average common shares–basic	83,115	87,978	83,439	87,704
Dilutive effect of stock options	2,080	3,912	1,748	4,344

Weighted-average common shares–diluted	85,195	91,890	85,187	92,048

Selected Information
Medical loss ratio	81.7%	81.2%	80.3%	80.6%
Administrative loss ratio, excluding litigation settlement charge	10.8%	12.6%	10.8%	12.0%
Earnings before income taxes, financing charges, depreciation and amortization (“EBITDA”)	$134,600	$97,762	$264,170	$227,165
PMPM premium revenue	$289.04	$262.37	$286.51	$260.72
PMPM medical expense	$236.28	$213.10	$230.18	$210.11
Fully insured member months	4,606.0	4,583.7	9,220.5	9,000.8

	As of June 30,
	2003	2002
Membership Highlights
POS, PPO and Other Plans	1,260,000	1,236,000
HMO	196,500	233,600

Total Fully Insured Commercial	1,456,500	1,469,600
Medicare	70,900	68,900
Third-party Administration	40,800	63,300

Total Membership	1,568,200	1,601,800

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of June 30, 2003 and December 31, 2002

(In thousands, except share data)

Assets

	(Unaudited) June 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$453,205	$321,627
Investments-available-for-sale, at market value	1,192,115	1,102,664
Premiums receivable, net	35,768	29,803
Other receivables	16,876	43,919
Prepaid expenses and other current assets	13,546	10,214
Deferred income taxes	42,827	111,652

Total current assets	1,754,337	1,619,879
Property and equipment, net	34,539	34,445
Deferred income taxes	8,024	9,173
Restricted cash and investments	59,467	56,421
Goodwill and other intangible assets, net	24,214	24,691
Other noncurrent assets	12,020	8,907

Total assets	$1,892,601	$1,753,516

Liabilities and Shareholders’ Equity

Current liabilities:
Medical costs payable	$696,573	$618,618
Current portion of long term debt	4,000	30,625
Trade accounts payable and accrued expenses	111,568	135,124
Reserve for litigation settlement	—	161,300
Unearned revenue	145,277	201,045
Income taxes payable	(75,286)	2,418
Current portion of long-term debt and capital lease obligations	5,607	5,470

Total current liabilities	887,739	1,154,600
Obligations under capital lease	2,910	5,749
Long-term debt	396,000	96,250
Shareholders’ equity:
Preferred stock, $.01 par value, authorized 2,000,000 shares	—	—
Common stock, $.01 par value, authorized 400,000,000 shares; issued 105,762,983 shares in 2003 and 105,075,889 shares in 2002	1,058	1,051
Additional paid-in capital	724,991	709,258
Retained earnings	582,532	437,130
Accumulated other comprehensive income	19,506	25,038
Treasury stock, at cost	(722,135)	(675,560)

Total shareholders’ equity	605,952	496,917

Total liabilities and shareholders’ equity	$1,892,601	$1,753,516

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three and Six Months Ended June 30, 2003 and 2002

(Unaudited) (In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Cash flows from operating activities:
Net income	$72,476	$52,873	$145,401	$124,316
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,005	5,537	13,075	10,715
Noncash income	(4,146)	(3,804)	(8,292)	(7,604)
Litigation and other noncash charges	3,413	26,532	48,413	26,532
Deferred income taxes	87,979	(358)	76,739	5,543
Realized gain on sale of investments	(9,562)	(4,145)	(23,285)	(6,521)
Changes in assets and liabilities (net of balances acquired):
Premiums receivable	2,559	14,262	(5,177)	(1,901)
Other receivables	22,268	(4,559)	23,076	(3,368)
Prepaid expenses and other current assets	(78,469)	(1,307)	(83,989)	35
Medical costs payable	21,762	60,670	78,115	72,168
Trade accounts payable and accrued expenses	(11,196)	(5,737)	(34,327)	(18,728)
Reserve for litigation settlement	(225,000)	—	(225,000)	—
Unearned revenue	(2,247)	(14,525)	(47,476)	(56,144)
Income taxes payable	(45,708)	8,015	(2,418)	(1,584)
Other, net	23	121	450	(2,532)

Net cash provided (used) by operating activities	(158,843)	133,575	(44,695)	140,927

Cash flows from investing activities:
Capital expenditures	(4,576)	(2,828)	(8,164)	(6,287)
Purchases of available-for-sale investments	(325,038)	(442,064)	(787,450)	(834,638)
Sales and maturities of available-for-sale investments	286,177	394,968	743,854	725,356
Acquisitions, net of cash acquired	—	610	—	(1,288)
Other, net	(62)	(24)	(62)	(24)

Net cash used by investing activities	(43,499)	(49,338)	(51,822)	(116,881)

Cash flows from financing activities:
Proceeds from exercise of stock options	5,217	11,123	12,876	27,327
Proceeds from borrowings, net	391,371	—	391,371	—
Redemption of notes payable	(119,219)	(6,563)	(126,875)	(13,126)
Payments under capital leases	(1,358)	—	(2,702)	—
Payment of withholding tax on option exercises	(382)	—	(382)	(24,056)
Purchase of treasury shares	(21,956)	(16,789)	(46,193)	(88,889)

Net cash provided (used) by financing activities	253,673	(12,229)	228,095	(98,744)

Net increase (decrease) in cash and cash equivalents	51,331	72,008	131,578	(74,698)
Cash and cash equivalents at beginning of period	401,874	198,824	321,627	345,530

Cash and cash equivalents at end of period	$453,205	$270,832	$453,205	$270,832

Exhibit 1

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Supplemental Schedule Reconciling GAAP Earnings to Run Rate Earnings

For the Three and Six Months Ended June 30, 2003 and 2002

($ In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Diluted earnings per common share—GAAP	$0.85	$0.58	$1.71	$1.35
Effect of run rate adjustments:
Litigation charge for settlement, net	—	—	0.32	—
Changes in estimates of prior period medical cost reserves	(0.01)	(0.07)	(0.09)	(0.09)
MedUnite investment impairment charge	—	0.07	—	0.07
CSC contract termination and asset valuation charge	—	0.10	—	0.10
Write-off of deferred financing costs due to refinancing	0.02	—	0.02	—

Diluted earnings per common share—Run Rate	$0.86	$0.68	$1.96	$1.43

Diluted common shares	85,195	91,890	85,187	92,048

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net earnings—GAAP	$72,476	$52,873	$145,401	$124,316
Effect of run rate adjustments:
Litigation charge for settlement, net	—	—	27,000	—
Changes in estimates of prior period medical cost reserves	(1,092)	(6,590)	(7,371)	(8,433)
MedUnite investment impairment charge	—	6,479	—	6,479
CSC contract termination and asset valuation charge	—	9,130	—	9,130
Write-off of deferred financing costs due to refinancing	2,040	—	2,040	—

Net earnings—Run Rate	$73,424	$61,892	$167,070	$131,492

Note: Exhibit 1 above reconciles the differences between run rate earnings and net earnings calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Management believes that the presentation of run rate earnings provides useful information to investors regarding the Company’s results of operations because such presentation facilitates the period-to–period comparison of operating performance by eliminating charges for settlement of the 1997 securities class action litigation, which charges are unrelated to current period operating performance, and by eliminating, among other things, the current period impact of changes to the Company’s estimates of prior period medical cost reserves.

Run Rate Adjustments for the Quarters Ended June 30, 2003 and 2002

During the second quarter of 2003, the Company recorded pre-tax expense of $3.4 million for the write-off of deferred financing costs related to the repayment of its former term loan. This expense, which is included as a component of financing costs on the accompanying income statement, reduced net earnings by $2 million, or $0.02 per diluted share.

During the second quarters of 2003 and 2002, the Company had favorable net prior period reserve adjustments (“PPRAs”) of medical costs of approximately $1.8 million and $11.2 million, respectively. These PPRAs had the effect of increasing reported net earnings by $1.1 million in 2003 and $6.6 million in 2002, or $0.01 per diluted share in 2003 and $0.07 per diluted share in 2002. The quarter ended June 30, 2002 included an $11 million pre-tax charge related to the Company’s previous investment in MedUnite, which reduced investment and other income, and a $15.5 million pre-tax charge related to the termination of a computer systems outsourcing contract, which increased administrative expenses. These charges reduced GAAP net earnings by $15.6 million and reduced GAAP EPS by $0.17 per diluted share.

Excluding the impact of these items, run rate net earnings increased $11.5 million, or 19%, to $73.4 million for the second quarter of 2003 compared to run rate earnings of $61.9 million for the second quarter of 2002. Run rate earnings per diluted share increased $0.18 per share, or 27%, to $0.86 per share in the current quarter, compared to $0.68 per share for the second quarter of 2002.

Exhibit 2

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Changes in Medical Costs Payable

For the Six Months Ended June 30, 2003 and 2002

($ In millions)

(Unaudited)

Six Months Ended June 30, 2003	Amounts Relating to Claims Incurred During
	Total	2003	2002 and Prior
Balance as of December 31, 2002	$618.6	$—	$618.6
Components of health care services expense:
Estimated costs incurred	2,134.7	2,134.7	—
Estimate changes	(12.3)	—	(12.3)

Health care services expense	2,122.4	2,134.7	(12.3)
Payments for health care services	(2,044.4)	(1,522.7)	(521.7)

Balance as of June 30, 2003	$696.6	$612.0	$84.6

Six Months Ended June 30, 2002	Amounts Relating to Claims Incurred During
	Total	2002	2001 and Prior
Balance as of December 31, 2001	$595.1	$—	$595.1
Medical payables acquired	26.5	—	26.5
Components of health care services expense:
Estimated costs incurred	1,905.5	1,905.5	—
Estimate changes	(14.3)	—	(14.3)

Health care services expense	1,891.2	1,905.5	(14.3)
Payments for health care services	(1,821.0)	(1,332.0)	(489.0)

Balance as of June 30, 2002	$691.8	$573.5	$118.3

Changes in Medical Costs Payable for the Six Months Ended June 30, 2003 and 2002

During the first half of 2003, the Company incurred estimated health care services expense of $2.135 billion compared to $1.905 billion in the first half of 2002, an increase of $230 million period over period. The Company’s reserving methodologies are consistent for all periods presented.

During the first half of 2003, net favorable PPRAs were $12.3 million compared to $14.3 million favorable in the first half of 2002. As the Company’s claims processing continues to improve and the tail of its incurred claims is shortened, the amount of ending reserve related to prior year periods continues to decline. As of June 30, 2003, approximately 12% of total medical costs payable were for prior years compared to approximately 17% as of June 30, 2002.

Exhibit 3

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

COMPONENTS OF MEDICAL COSTS PAYABLE

As of June 30, 2003 and 2002 and December 31, 2002

($ In millions)

(Unaudited)

	Amounts Relating to Claims Incurred During
As of June 30, 2003	Total	2003	2002 and Prior
IBNR and medical claims reserves	$635.5	$585.2	$50.3
Pharmacy PBM payable	26.8	26.8	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	15.5	—	15.5
Other reserves	18.8	—	18.8

Medical Costs Payable Balance	$696.6	$612.0	$84.6

As of June 30, 2002	Total	2002	2001 and Prior
IBNR and medical claims reserves	$600.0	$518.1	$81.9
Pharmacy PBM payable	22.4	22.4	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	41.3	33.0	8.3
Other reserves	28.1	—	28.1

Medical Costs Payable Balance	$691.8	$573.5	$118.3

	Amounts Relating to Claims Incurred During
As of December 31, 2002	Total	2002	2001 and Prior
IBNR and medical claims reserves	$555.7	$521.8	$33.9
Pharmacy PBM payable	26.7	26.7	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	13.9	8.5	5.4
Other reserves	22.3	—	22.3

Medical Costs Payable Balance	$618.6	$557.0	$61.6

Definitions

IBNR and medical claims reserves: Estimates of liabilities for incurred but unreported medical claims including in-house inventories, adjudicated but not yet paid claims, net liabilities under risk sharing arrangements and reserves for previously denied claims.

Pharmacy PBM payable: Bi-weekly amounts due to the Company’s pharmacy benefit manager based on submission of pharmacy claims. Stabilization and stop-loss pools, BDCC and GME reserves, net: Estimated net liabilities related to various state programs including New York market stabilization and stop-loss pools, bad debt and charity care and graduate medical education surcharges.

Other reserves: Estimated liabilities for certain former medical contracts that are in various stages of resolution.

Components of Medical Costs Payable at June 30, 2003

During the second quarter of 2003, total medical costs payable increased $21.7 million over the balance at March 31, 2003. During the quarter ended June 30, 2003, current year IBNR and medical claims reserves of $585.2 million increased $80 million from $505.2 million at March 31, 2003, while reserves for prior year IBNR and medical claims declined over $54 million due to claim payments and modest favorable development.

IBNR and medical claims reserves represented 91.2% of total medical costs payable at June 30, 2003, compared to 86.7% at June 30, 2002. The percentage of IBNR and medical claims reserves related to claims incurred in prior years was 7.9% at June 30, 2003, compared to 13.7% at June 30, 2002. This improved aging of claims reserves is a result of the Company’s improved and accelerated claims adjudication and the shortening of incurred claims tails through electronic initiatives. Total days medical costs payable at June 30, 2003 was approximately 59.4 days, representing a decrease of about one half day during the quarter.

Exhibit 4

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

SELECTED FINANCIAL STATISTICS

($ in Thousands, except PMPM data)

(Unaudited)

	2003		2002					2001
	2Q	1Q	Full Year	4Q	3Q	2Q	1Q	Full Year
Commercial Premium Revenues	$1,173.9	$1,155.1	$4,265.8	$1,115.2	$1,094.4	$1,055.1	$1,001.1	$3,653.1
Medicare Premium Revenues	157.4	155.4	585.2	147.4	147.3	147.5	143.0	659.3

Total Premium Revenues	$1,331.3	$1,310.5	$4,851.0	$1,262.6	$1,241.7	$1,202.6	$1,144.1	$4,312.4

Commercial Medical Costs	$950.3	$903.5	$3,374.9	$893.2	$828.2	$855.3	$798.2	$2,865.6
Medicare Medical Costs	138.0	130.6	473.9	119.9	116.3	121.5	116.2	535.7

Total Health Care Services Expense	$1,088.3	$1,034.1	$3,848.8	$1,013.1	$944.5	$976.8	$914.4	$3,401.3

Commercial PMPM Revenue	$267.20	$262.36	$244.11	$250.80	$246.85	$240.96	$237.42	$222.74
Medicare PMPM Revenue	$740.10	$733.53	$710.36	$702.50	$706.47	$719.78	$713.01	$658.21
Commercial PMPM Medical Costs	$216.31	$205.21	$193.13	$200.89	$186.79	$195.34	$189.30	$174.73
Medicare PMPM Medical Costs	$648.80	$616.66	$575.26	$571.32	$558.28	$592.58	$579.32	$534.84
Commercial Medical Loss Ratio	81.0%	78.2%	79.1%	80.1%	75.7%	81.1%	79.7%	78.4%
Medicare Medical Loss Ratio	87.7%	84.1%	81.0%	81.3%	79.0%	82.3%	81.2%	81.2%

Total Medical Loss Ratio	81.7%	78.9%	79.3%	80.2%	76.1%	81.2%	79.9%	78.9%
MG&A Expenses (1)	$144.7	$142.3	$575.4	$157.7	$135.5	$152.0	$130.2	$489.1
Administrative Loss Ratio (ALR) (1)	10.8%	10.8%	11.8%	12.5%	10.9%	12.6%	11.3%	11.3%
ALR Run Rate (2)	10.8%	10.8%	11.1%	10.9%	10.9%	11.3%	11.3%	11.1%

1.	Excludes net litigation settlement charges of $151.3 million in third quarter of 2002 and $45 million in first quarter of 2003.
2.	Run Rate ALR excludes all charges related to the securities class action litigation settlement and defense costs in the first quarter of 2003 ($45 million), the third quarter of 2002 ($151.3 million) and fourth quarter of 2002 ($20 million) and the termination charge for the CSC contract ($15.5 million) in the second quarter of 2002.

Selected Trends and Operating Statistics

Commercial premium revenues increased $118.8 million over the second quarter of 2002. Commercial premium yields, net of product mix and benefit changes, increased approximately 10.9% over the second quarter of 2002. For the first six months of 2003, commercial premium yields increased approximately 10.7% over the first six months of 2002. Medicare premiums increased $9.9 million over the second quarter of 2002 as a result of increased membership, the mix of membership and increased reimbursement rates.

Commercial medical costs increased $95 million over the second quarter of 2002. Reported net commercial PMPM medical costs increased 10.7% compared to the second quarter of 2002. Reported net commercial PMPM medical costs for the second quarter were impacted by favorable prior period adjustments of $0.61 PMPM in 2003 and $2.51 PMPM in 2002. For the first six months of 2003, reported net commercial PMPM medical costs increased approximately 9.6% over the first six months of 2003.

Exhibit 5

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

MEMBERSHIP DATA

(in Thousands)

(Unaudited)

Total Membership	2003		2002				2001
	2Q	1Q	4Q	3Q	2Q	1Q	4Q
POS, PPO and Other Plans	1,260.0	1,276.8	1,252.9	1,249.8	1,236.0	1,204.9	1,154.1
HMO	196.5	204.0	226.6	229.0	233.6	236.7	218.2

Total Fully Insured Commercial Membership	1,456.5	1,480.8	1,479.5	1,478.8	1,469.6	1,441.6	1,372.3
Medicare	70.9	70.7	70.1	69.6	68.9	67.5	77.8
Third-party Administration	40.8	41.1	51.9	62.7	63.3	65.4	60.0

Total Membership	1,568.2	1,592.6	1,601.5	1,611.1	1,601.8	1,574.5	1,510.1

Fully Insured Commercial Change	(24.3)	1.3	0.7	9.2	28.0	69.3	5.7
Fully Insured Commercial Change %	-1.6%	0.1%	0.0%	0.6%	1.9%	5.0%	0.4%

Membership

Total fully insured commercial membership ended the quarter at 1.457 million members compared to 1.481 million members at the end of March 2003 and 1.470 million members in the second quarter of 2002. Year to date, Oxford commercial membership has declined approximately 5 thousand members while MedSpan membership has declined approximately 18 thousand members. Medicare membership increased modestly during the second quarter, ending the period at 70,900 members.